                                                                 EXHIBIT (c)(11)




SCHRECK MORRIS                                        COPY
STEVE MORRIS                                          RECEIVED
MATTHEW MCCAUGHEY                                     AND FILED
1200 Bank of America Plaza                            Feb 23  1:08 PM '98
300 South Fourth Street
Las Vegas, Nevada 89101                               LANCE S. WILSON
(702) 474-9400                                        CLERK

HOWARD, DARBY & LEVIN                                  By______________________
C. WILLIAM PHILLIPS                                              DEPUTY
1330 Avenue of the Americas
New York, New York 10019
(212) 941-1000

Attorneys for Plaintiff
Computer Associates International Inc.


                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

COMPUTER ASSOCIATES
INTERNATIONAL, INC.,

                               Plaintiff,

                         v.

COMPUTER SCIENCES CORPORATION,                             CV-S-98-00278-LDG
IRVING W. BAILEY, HOWARD P. ALLEN,
JAMES R. MELLOR, WILLIAM P. RUTLEDGE,                      (RLH)
WARREN MCFARLAN, THOMAS A.
MCDONNELL, RICHARD C. LAWTON, LEON J.                      SUPPLEMENTAL
LEVEL, WILLIAM R. HOOVER and                               AND AMENDED
VAN B. HONEYCUTT,                                          COMPLAINT

                               Defendants.


      For its Supplemental and Amended Complaint, plaintiff Computer Associates International, Inc. ("Computer Associates"), by its counsel, alleges upon knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:

                                Nature of Action

      1. On February 17, 1998, Computer Associates announced a tender offer for all of the outstanding stock of defendant Computer Sciences Corporation ("CSC" and the "Company") at a price of $108 per share in cash, an aggregate price of more than $9 billion for the Company (the "'Tender Offer"). The $108 cash offer represents a significant premium to current and historical CSC prices and has been enthusiastically received by investors, who bought up the stock after the Tender Offer was announced.

      2. On February 17, Computer Associates also filed preliminary materials with the Securities and Exchange Commission (the "SEC") to solicit written consents, agent designations and proxies (the "Proxy Solicitation"), among other purposes, to replace CSC's Board of Directors (the "Board"). In addition, Computer Associates commenced this lawsuit and moved the Court for an expedited declaration that the then-existing CSC Bylaws (the "Bylaws") permit CSC shareholders to replace the Board. These actions each provide a means for CSC shareholders to decide for themselves whether they want to accept Computer Associates' offer.

      3. On February 18 - the day after Computer Associates announced and commenced the Tender Offer and the Proxy Solicitation - the CSC Board amended the Bylaws to change each and every Bylaw relied upon by Computer Associates in its Proxy Solicitation (the "Amendments"). In violation of the express term of the Bylaws, the Board even amended the requirements for shareholder-initiated amendments of the Bylaws. The next day, the Board rejected the Tender Offer but deliberately withheld information material to its shareholders in violation of the federal securities laws.

      4. By purporting to remake the Bylaws overnight, CSC seeks to deprive CSC shareholders of their rights to remove the Board by written consent, to amend the Bylaws, and to call a special shareholders' meeting. The overnight bylaw changes attempt to bar the very actions for which Computer Associates seeks shareholder approval in its Proxy Solicitation. The Board also amended the Bylaws to permit it, in its sole discretion, to delay the annual shareholders' meeting for another six months, until at least February 1999. In the event that Computer Associates overcomes these transparent entrenchment devices, the Board adopted rich severance packages for top management

      5. The Board was fully aware of Computer Associates' Tender Offer and Proxy Solicitation materials and acted for the primary purpose of disenfranchising CSC shareholders to protect their own positions. The Amendments are unauthorized and illegal, in breach of the Bylaws, Nevada law and the directors' fiduciary duties. The Board has acted to entrench management at the expense of the shareholders' basic rights to remove them. The timing of the Amendments - immediately following the announcement of the Tender Offer and campaign to remove the Board - confirms the Board's purpose to entrench the directors and top management. The fact that CSC seeks to amend the Bylaws confirms the validity of Computer Associates' interpretation of the pre-amendment Bylaws in its campaign to replace the Board.

      6. Computer Associates brings this action for emergency relief to redress the Board's wrongful and illegal conduct Computer Associates seeks emergency declaratory relief to void the Amendments to the Bylaws and to determine definitively the legality of its Proxy Solicitation. Computer Associates also seeks an injunction against the use of the

"poison pill" and other anti-takeover measures, and any other actions taken for the primary purpose of entrenching CSC directors and management.

                                     Parties

      7. Plaintiff Computer Associates is a Delaware corporation with its principal executive offices in Islandia, New York. Through a subsidiary, Computer Associates is the beneficial holder of 170,000 shares of CSC common stock. Computer Associates is a leading designer and developer of standardized computer software products for use with desktop, midrange and mainframe computers. Its products include a broad range of business software used in systems management, information management, the development of financial, human resource, manufacturing, distribution and banking systems applications, and desktop computer software.

      8. Defendant CSC is a Nevada corporation with its principal executive offices in El Segundo, California. CSC is a leader in the information technology services industry. CSC specializes in the application of advanced and complex information technology - including the software developed by Computer Associates
- and offers an array of professional services to industry and government.

      9. Defendants Irving W. Bailey, Howard P. Allen, James R. Mellor,
William P. Rutledge, Warren McFarlan, Thomas A. McDonnell and Richard C. Lawton are Directors of CSC.

      10. Defendant Leon J. Level is a Director of CSC and the Company's Chief Financial Officer and Vice President.

      11. Defendant William R. Hoover is a Director of CSC and the Company's former President and Chief Executive Officer.

      12. Defendant Van B. Honeycutt is the President and Chief Executive Officer of CSC, as well as the Chairman of the Company's Board of Directors.

                             Jurisdiction and Venue

      13. This Court has jurisdiction over this action pursuant to 28 U.S.C. Sections 1331 and 1332(a) and 15 U.S.C. Sections 78n(d) & (e) (Sections 14(d) & (e) of the Securities Exchange Act of 1934
("the Exchange Act")). The amount in controversy is in excess of $75,000.

      14. Venue is proper in this District under 28 U.S.C. Sections 1391(b) and (c).

                                   Background


Computer Associates Offers $9 Billion in Cash for
All CSC Common Stock.

      15. In December 1997, Computer Associates contacted CSC's Chairman and Chief Executive Officer, defendant Van B. Honeycutt, to determine whether CSC would be interested in pursuing a business combination with Computer Associates. After meetings and discussions concerning a possible business combination, Honeycutt reported that CSC declined to pursue such a combination.

      16. On February 11, 1998, Computer Associates publicly announced its offer to acquire CSC in a merger transaction for $108 per share in cash for all outstanding shares of CSC common stock. Computer Associates conveyed the offer to CSC's Honeycutt by letter dated February 10, 1998, which noted that the price represented a premium of nearly 35% over the closing price of CSC's common stock on the day the parties commenced their discussions in December 1997. As the letter also noted:

      The combination of [Computer Associates'] strength in software and CSC's services capabilities, together with our collective personnel, would create the perfect model for the next generation of information technology solutions provider that will lead our industry into the next millennium.

February 10, 1998 Letter (attached as Exhibit 1). On February 11, 1998, Computer Associates' Chairman and Chief Executive Officer, Charles B. Wang, assured all CSC employees that Computer Associates will not lay off any CSC employee as a result of the merger, but "will offer every employee a position in the combined company." February 11, 1998 Letter (attached as Exhibit 2).

      17. On February 17, Computer Associates announced its commencement of a tender offer pursuant to which Computer Associates seeks to acquire all of the outstanding shares of CSC common stock at $108 per share, for a total value of more than $9 billion. The Tender Offer is a fully financed, all-cash offer, available to all CSC shareholders, for all outstanding shares. It is not "front-end loaded" or otherwise coercive in nature. The Tender Offer provides CSC shareholders with the opportunity to realize a substantial premium over the market price of their shares prior to the announcement of the Offer, and is clearly in the best interests of the shareholders. Computer Associates also filed with the SEC tender offer materials pursuant to section 14(d)(1) of the Exchange Act, 15 U.S.C. Section 78n(d)(1), and Regulation 14D promulgated thereunder. Computer Associates intends, as soon as practicable following consummation of the Tender Offer, to have CSC merge with a Computer Associates' subsidiary. By this merger, Computer Associates envisions the creation of a world-class information technology solutions provider for the twenty-first century.

      18. The Tender Offer is conditioned upon, inter alia, (a) valid tender of a majority of the outstanding shares of CSC common stock; (b) redemption, invalidation or inapplicability of the CSC "poison pill"; and (c) approval of the acquisition of shares pursuant to the Nevada Business Combination Statute (Nev. Rev. Stat. Section 78.411 et seq.), or the inapplicability of the statute.

      19. On the same day, Computer Associates filed preliminary solicitation materials with the SEC, pursuant to section 14(a) of the Exchange Act, 15 U.S.C.
Section 78n(a), and Regulation 14A promulgated thereunder. The Proxy Solicitation materials solicit (a) consents from CSC shareholders to amend the Bylaws and to replace a majority of the CSC directors, and (b) agent designations from CSC shareholders to call a special shareholders meeting to take such actions.

      20. The Tender Offer and second-step merger cannot be consummated unless the CSC Board - voluntarily or by direction of a court - removes or makes inapplicable CSC's anti-takeover devices, including its "poison pill" and the Business Combination Statute. The purpose of Computer Associates' Proxy Solicitation is to remove the Company's anti-takeover devices, such as its "poison pill", by removing a sufficient number of directors to designate a majority of the directors, who will enable the shareholders to decide whether to accept the Offer. To this end, Computer Associates seeks from CSC shareholders, inter alia:

            (a) the written consent of two-thirds of CSC shareholders to remove a sufficient number of directors to enable the shareholders to designate a majority of the Board;

            (b) the written consent of a majority of CSC shareholders to fill the vacancies of removed directors with designees who will allow the shareholders to decide for themselves whether to accept the Tender Offer;

            (c) agent designations to call a special meeting of shareholders for the purpose of removing directors, should Computer Associates fail to obtain sufficient written consents to replace a majority of directors; and

            (d) a resolution to ensure that, if Computer Associates fails to remove sufficient directors by written consent or by a special meeting, CSC cannot delay its annual meeting to be held in August 1998, at which meeting the shareholders will vote on all directors.

      21. In this way, CSC shareholders can elect directors who will remove the impediments and allow the shareholders to decide for themselves whether to accept Computer Associates' Tender Offer.

      22. In the preliminary solicitation materials filed with the SEC, Computer Associates also seeks to adopt certain anti-entrenchment proposals. These proposals are designed to take away any discretion the Board arguably has to delay the Company's Annual Meeting, at which all directors are subject to election, in the event that the director replacement proposals are not adopted by a sufficient number of CSC stockholders. For this purpose, Computer Associates intends to solicit written consents and proxies from CSC stockholders:

            (a) to prevent the board from delaying the 1998 Annual Meeting to a date later than August 10, 1998, except for delays of not more than thirty days for extraordinary circumstances beyond the Board's control;

            (b) to adopt a "Stockholder Protection Bylaw" requiring that, before any defensive action may be authorized by the Board - including to frustrate the stockholder franchise in deciding whether to accept the Tender Offer - such action must be approved (i) at a meeting of the Board attended by each director then in office, or (ii) by a vote of a majority of stockholders; and

            (c) with certain exceptions, to repeal any Bylaws adopted by the Board since February 1, 1998.

      23. Computer Associates is simultaneously pursuing these alternative methods to enable CSC stockholders to decide whether to accept the Tender Offer at the earliest possible date. Thus, in the event that Computer Associates fails to remove and replace a sufficient number of directors by written consents, then Computer Associates will call a special stockholders meeting pursuant to Article II, Section 3. If for any reason it is determined that a special stockholders meeting is unavailable to achieve these goals, Computer Associates will seek to replace CSC directors with a majority of directors who support the Offer at the August CSC annual meeting, and will seek to prevent CSC management from adjourning that meeting.

Computer Associates Sues to Enforce the Bylaws.

      24. Also on February 17, Computer Associates' filed and served a complaint seeking a declaration that Computer Associates' Proxy Solicitation is specifically authorized by the Bylaws and by applicable Nevada law. (The Bylaws are attached as Exhibit 3.) At the same time, Computer Associates filed and served a motion to expedite the declaratory judgment action, accompanied by a memorandum of law, asking the Court for a prompt determination that its campaign to replace the Board through written consents or at a special meeting was permitted by the Bylaws.

      25. In particular, by its initial complaint, Computer Associates seeks declarations that:

            (a) pursuant to Article VIII, Section 1 of the Bylaws, a vote or consent of a majority of the outstanding voting shares of CSC is sufficient to amend the Bylaws;

            (b) pursuant to Article II, Section 7 and Article III, Section 2 of the Bylaws, a vote or consent of two-thirds of the outstanding voting shares of CSC is sufficient to allow shareholders to designate a majority of the Board;

            (c) Computer Associates' proposal to determine the directors to be removed complies with Article III, Section 2 of the Bylaws and
                  Section 78.335 of the Nevada Revised Statutes;

            (d)   pursuant to Article III, Section 2 of the Bylaws and Section
                  78.335 of the Nevada Revised Statutes, a majority of CSC shareholders may fill Board vacancies by vote or written consent;

            (e) pursuant to Nevada Revised Statute 78.350, CSC does not have the authority to set the record date for determining shareholders entitled to give written consents and agent designations;

            (f) pursuant to Article II, Section 2 of the Bylaws, the upcoming annual



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

                  meeting of the shareholders must be held on August 11, 1998, and may not be postponed by the CSC Board to a later date; and

            (g) Computer Associates' filings pursuant to Section 14(d)(1) of the Exchange Act comply with applicable federal law.

      26. Computer Associates' initial complaint also sought injunctive relief. Among other actions, Computer Associates sought to prevent CSC from manipulating or otherwise subverting the process of corporate democracy by, for example, adopting amendments to the Bylaws that impair the CSC shareholders' existing rights to amend the Bylaws. Computer Associates also sought to enjoin CSC from any action to frustrate the shareholders' ability to call a special shareholders meeting or from other actions intended to interfere with the shareholder franchise or otherwise delay the annual meeting.

CSC Snubs the Offer and SEC Disclosure Requirements.

      27. CSC rejected the Offer on February 19, 1998. In a press release headlined "Computer Sciences Corporation Board Rejects Computer Associates' Unsolicited Acquisition Offer," CSC announced that the Board had unanimously rejected Computer Associates' "unsolicited acquisition offer" and that CSC would not enter into negotiations with Computer Associates. (The press release and accompanying letter are attached as Exhibit 4.) CSC vowed to "use every legal means necessary to defeat" the Offer.

      28. The press release described and attached a letter dated February 19, 1998 from Mr. Honeycutt to Charles Wang, Chairman and Chief Executive Officer of Computer Associates (the "February 19 Letter"). In that letter, CSC claimed that Computer Associates' offer - whether at $108 or at $114, a price later discussed - was unfair and that any "effort to combine Computer Sciences and Computer Associates does not make business sense." (Emphasis added.)

      29. In the February Letter, CSC purported to respond only to Computer Associates' earlier offers, and to reserve its response to the Tender Offer to a later date. But the text of the Letter, as well as accompanying statements by CSC executives, expose that pretense: The first subheading in the letter states, "Your Offer Does Not Represent Fair Value," and states various reasons why $114 per share is not a fair price for CSC. The second subheading proclaims "Combining CSC and CA Does Not Make Sense," and lists numerous reasons why, in the opinion of the CSC Board, there would be no strategic benefit to a merger between Computer Associates and CSC. The Board's purported reasoning is clearly aimed at Computer Associates' $108 Tender Offer as well.

      30. CSC officials acknowledged as much: on February 18, a CSC spokesman was quoted as saying "that the tender offer document was under review, and while CSC has 10 business days to formally respond, 'You can look at the letter as a rejection of the whole idea or concept.'" In a February 19 conference call with members of the investment Community, Mr. Honeycutt referred to Computer Associates' offer as "low ball," "at a ridiculous number," and "a joke."

      31. CSC has not filed a Schedule 14D-9 regarding Computer Associates' tender offer, as required by SEC regulations. By breaching its duties under the federal securities laws, CSC avoids disclosing its basis for rejecting the Tender Offer and whether it is in discussions with other interested acquirers. According to news reports, CSC has contacted International Business Machines Corp., AT&T Corp. and Electronic Data Systems

Corp. in an attempt to find a "white-knight" bidder to ward off Computer Associates' Offer. CSC has disclosed none of this information, including the occurrence of such discussions, to the SEC or the investing public.

The CSC Board Overhauls the Bylaws to Deny its Shareholders the Right to Choose.

      32. The day after Computer Associates announced its Tender Offer and campaign to replace the Board - and the day after Computer Associates filed and served a memorandum of law explaining precisely the Bylaw authority for its course - the Board changed the Bylaws. The purpose and effect of the Amendments is to abolish the shareholders' rights to replace the directors, to call a special meeting of shareholders and to amend the Bylaws. (The Amended Bylaws are attached as Exhibit 5.)

      33. Specifically, among other changes, the Board amended the Bylaws in the following ways:

            (a) Article VIII, Section 1, which allowed a majority of shareholders to adopt, amend or repeal bylaws by vote or written consent, was amended to require a vote or written consent of 90% of the Company's outstanding shares;

            (b) Article III, Section 2, which allowed two-thirds of the shareholders to remove a director, was amended to increase the number of votes required to 90% of the Company's outstanding stock;

            (c) Article III, Section 2 was further amended to eviscerate the power of a majority to remove the number of directors that it could elect and to



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

                  require that to replace any directors requires the same percentage of shareholders as a vote to replace all of them;

            (d) Article II, Section 3, which allowed a majority of shareholders to request the Board to call a special meeting, was amended to eliminate the power of shareholders to call a special meeting unless the Company has not held a shareholder meeting in 18 months; and

            (e) Article II, Section 2, which provides that the annual meeting of CSC shareholders - at which all directors are elected - was to be held on the second Monday in August unless that date is a legal holiday, was amended to give the Board power to fix any date for a meeting within the 18 months following the prior annual meeting.

      34. The Board has increased the voting and consent requirements for shareholder initiatives to a super-majority level - 90% - that is, for all practical purposes, impossible to achieve. By eliminating the shareholders' ability to call a special meeting and by effectively precluding shareholder action to remove the Board, the Board has insulated itself from the wishes of its shareholders. The Board also gave itself the discretion to delay any shareholders' meeting at which directors must face re-election, thus lengthening their terms and discouraging hostile suitors by the extended delay.

                             First Claim for Relief
                              (Declaratory Relief)

      35. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 34 as if fully set forth here.

      36. Article VIII of the Bylaws provides:



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

      Section 1. Stockholder Amendments.

      Bylaws may be adopted, amended or repealed by the affirmative vote or written consent of a majority of the outstanding voting shares of this corporation, except as otherwise provided by the statutes of Nevada, the Articles of Incorporation or elsewhere in these Bylaws.

      Section 2. Amendments by Board of Directors.

      Subject to the right of stockholders as provided in Section 1 of this
      Article VIII, Bylaws may be adopted, amended or repealed by the Board of Directors. (Italics added.)

      37. In violation of the plain language of Article VIII, the Amendments adopted by the Board of Directors purport to increase the number of shareholders needed to "adopt, amend or repeal" bylaws to holders of 90% of the outstanding shares. The power of the Board of Directors to amend the Bylaws is expressly subordinate to the power of a majority of shareholders to adopt, amend or repeal the Bylaws, as provided in Section 1.


      38. The Board of Directors therefore did not have the authority to amend
Article VIII, Section 1 to increase the number of shareholders required to adopt, amend or repeal the Bylaws. Computer Associates seeks a declaration that the Amendment adopted by the Board purporting to increase this number to 90% of the outstanding shares is therefore unauthorized, illegal and to be given no force or effect.

                             Second Claim for Relief
                              (Declaratory Relief)

      39. Computer Associates repeats and realleges each of the allegations, set forth in paragraphs 1 through 38 as if fully set forth here.

      40. Nevada Revised Statutes Section 78.335 provides that "[a]ny director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power" of the outstanding stock. The statute also provides that the articles of incorporation may require the concurrence of a greater percentage to remove a director.

      41. The Board has amended Article III, Section 2 to require the vote of 90% of the outstanding shareholders to remove directors. The CSC articles of incorporation neither contain nor authorize any such requirement.

      42. The Board of Directors therefore did not have the authority to amend
Article III, Section 2 of the Bylaws to increase the number of shareholders required to remove directors. This change can only be accomplished by an amendment to the articles of incorporation. By purporting to amend the Bylaws to increase the requirement, the Board impermissibly seeks to evade the mandate of Nevada Revised Statute Section 78.390, which requires a shareholder vote to amend the articles of incorporation.

      43. Computer Associates seeks a declaration that the Amendment adopted by the Board purporting to increase this number to 90% of the outstanding shares is therefore unauthorized, illegal and to be given no force or effect.

                             Third Claim for Relief
                              (Declaratory Relief)

      44. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 43 as if fully set forth here.

      45. The Board of Directors enacted the Amendments in direct response to Computer Associates' Tender Offer, Proxy Solicitation and lawsuit. The Board of Directors adopted the Amendments for an improper purpose, to deprive its shareholders of a full and fair opportunity to decide for themselves whether to accept the substantial premium offered by

Computer Associates.

      46. The Amendments effectively preclude the CSC shareholders from the exercise of their franchise, by eliminating powers conferred upon them under the Bylaws or by increasing to 90% the number of shareholders needed to act, an impossible requirement. The Board also has usurped for itself the power to call shareholders meetings, limited only by the outer boundaries of Nevada law.

      47. Defendants did not and do not have a compelling justification for the Amendments. Their adoption was in breach of Nevada law and the fiduciary duties owed by defendants to CSC shareholders.

      48. Computer Associates seeks a declaration that the Amendments are illegal, null and void.

                             Fourth Claim for Relief
                               (Injunctive Relief)

      49. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 48 as if fully set forth here.

      50. CSC is prohibited by Nevada law from amending its Bylaws in any manner or taking any other action that would have the purpose or effect of impeding the effective exercise of the stockholder franchise, without compelling justification.

      51. CSC and the director defendants have already, since the filing of this lawsuit, acted illegally and adopted the Amendments, which seek unjustifiably to disenfranchise the CSC shareholders.

      52. Any further efforts by CSC or the director defendants:

      (a) to amend the CSC Bylaws in any way that would impede the effective exercise of the stockholder franchise;

      (b)   to materially delay the conduct of the 1998 CSC annual meeting; or

      (c) to prevent the stockholders from replacing the existing CSC directors by written consent, at a special meeting, or at the 1998 annual meeting;

would similarly be illegal.

      53. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates requests that CSC and the director defendants be enjoined from taking any actions (1) to disenfranchise the CSC shareholders or (2) improperly frustrate Computer Associates' Tender Offer and Proxy Solicitation.

                             Fifth Claim for Relief
                              (Declaratory Relief)

      54. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 53 as if fully set forth here.

      55. Computer Associates seeks a declaration that the Bylaws in effect on February 16, 1998, are still the operative bylaws of the Company.

      56. As described in materials filed with the SEC, Computer Associates seeks written consents and proxies from the holders of two-thirds of the outstanding CSC voting shares to replace a sufficient number of CSC directors to designate a majority of the Board. Computer Associates also intends to solicit consents from CSC shareholders to amend the CSC Bylaws. Computer Associates seeks a declaration that it may amend the Bylaws by the vote or written consent of a majority of shareholders.

      57. Nevada law is silent about the record date for actions by written consents or agent designations.

      58. Computer Associates seeks to increase the number of authorized directors to 15. Computer Associates also has proposed to CSC shareholders that the determination of the directors to be removed should be made, in the first instance, by the Board, but if the Board fails or refuses to do so within one week of the adoption of the proposal, then directors would be removed according to the votes at the last annual meeting, with the directors receiving the fewest votes being the first to be removed.

      59. Computer Associates also seeks a declaration that under the Bylaws and Nevada law, Computer Associates may proceed with its Proxy Solicitation outlined above. Specifically, Computer Associates seeks a declaration that:

      (a) the CSC shareholders may amend the Bylaws by the vote or written consent of a majority of stockholders (pursuant to Article VII, Section 1 of the Bylaws);

      (b) holders of two-thirds of the outstanding CSC voting shares have the power to remove a majority of the CSC directors by vote or written consent (pursuant to Article III, Section 2 of the Bylaws and
            Section 78.335 of the Nevada Revised Statutes);

      (c) the CSC shareholders may designate, by vote or written consent, directors to fill the vacancies of removed directors or additional seats on the Board (pursuant to Article II, Section 7 and Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes);

      (d) Nevada Revised Statutes Section 78.350 does not allow CSC to set the record date for determining shareholders entitled to give written consents and agent solicitations;

      (e) Computer Associates' shareholder resolution to the effect that, vacancies caused by the removal of directors should be filled, in the first instance, by the Board and then according to the votes at the last annual meeting, with the directors receiving the fewest votes being the first to be removed (pursuant to Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised statutes) is legal; and

      (f) a majority of the CSC shareholders may, by vote or written consent, repeal or amend any Bylaws adopted by the Board after February 1, 1998.

                             Sixth Claim for Relief
                             (Declaratory Judgment)

      60. Computer Associates repeats and realleges each of the allegations set forth in 1 through 59 as if fully set forth here.

      61. Section 78.330 of the Nevada Revised Statutes provides that the bylaws of a corporation may set the date, time and place for the annual meeting of the shareholders.

      62. Article II, Section 2 of the Bylaws provides, that "[a]nnual meetings of the shareholders shall be held on the second Monday in August, if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m., or at such other time and date as the Board of Directors shall determine.

      63. Because August 10, 1998, is not a legal holiday, the CSC Board lacks the authority to alter the meeting date. Under the applicable Bylaw, such authority exists only if the second Monday in August is a legal holiday. Accordingly, Computer Associates seeks a declaratory judgment that the annual meeting must be held on August 10, 1998.

                            Seventh Claim for Relief
                              (Injunctive Relief)

      64. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 63 as if fully set forth here.

      65. CSC has armed itself with a number of anti-takeover provisions, including a shareholders "rights plan," better known as a "poison pill." CSC's "poison pill" if not redeemed, rendered inapplicable or invalidated, will block Computer Associates' Offer and deprive CSC shareholders of the opportunity to sell their stock at a price substantially above the prevailing market rate.

      66. CSC also has the anti-takeover protections of the Business Combination Statute. Under the Business Combination Statute, a third parry like Computer Associates that acquires 10% or more of the voting power of CSC's stock cannot engage in a business combination with CSC for three years, unless the acquisition of the shares or the business combination is approved by the Board in advance, the stockholder receives approval for the business combination from a majority of the disinterested shares, or the Tender Offer meets certain fair price criteria. The Business Combination Statute, if not rendered inapplicable or invalidated, may block the Tender Offer and deprive CSC shareholders the opportunity to sell their stock at a price substantially above the prevailing market rate.

      67. The effect of then anti-takeover mechanisms is to frustrate and to impede the ability of CSC shareholders to decide for themselves whether to receive the benefits of the Offer and proposed second-step merger. These devices unreasonably and inequitably frustrate and impede the ability of Computer Associates to consummate the Tender Offer and merger proposal. The failure of CSC and its board to redeem the CSC "poison pill" and to adopt a resolution approving the Tender Offer for purposes of the Business Combination Statute constitutes a breach of their fiduciary duty and thus a violation of Nevada law.

      68. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates requests that defendants be enjoined to redeem the "poison pill" and to approve the Tender Offer for purposes of the Business Combination Statute.

                             Eighth Claim For Relief
                               (Injunctive Relief)

      69. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 68 as if fully set forth here.

      70. By their press release and letter dated February 19, 1998, defendants. recommended that the CSC shareholders reject the Tender Offer. The CSC Board has stated that $108 (or even $114) is not a fair share price, and that it believes there are no strategic benefits to a combination with Computer Associates.

      71. Defendants recommendation violates Section 14(d) of the Exchange
Act and SEC Rule 14d-9, which sets forth detailed regulations governing a recommendation to stockholders by a target with respect to a tender offer.
The Rule provides that any recommendation by a target concerning a tender offer must be made in a Schedule 14D-9, an SEC form, which must be both filed with the SEC and served on the offerer "as soon as practicable on the date" the recommendation is published.

      72. The Schedule 14D-9 lists the information that the target must disclose to its shareholders in connection with making a recommendation with respect to a tender offer. For example, Item Seven of the Schedule requires the target to list negotiations with respect to the tender offer, so that the shareholders may evaluate the Board's recommendation with the awareness of possible alternatives to the offer that the target is considering. This information enables the shareholders to compare the value of the tender offer to the value of alternative transactions.

      73. Defendants have not filed a Schedule 14D-9, nor disclosed the information required thereby. CSC is in violation of Section 14(d) of the Exchange Act and SEC Rule 14d-9.

      74. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates seeks to enjoin defendants from further communications with CSC shareholders until such time as they have filed a Schedule 14D-9 with the SEC and disclosed the information required thereby.

                             Ninth Claim for Relief
                             (Declaratory Judgment)

      75. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 74 as if fully set forth here.

      76.   Section 14(d)(l) of the Exchange Act provides that

            [i]t shall be unlawful for any person ... to make a tender offer for ... any class of equity security ... unless at the time copies of the offer ... are first published or sent or given to security holders such person has filed with the Commission a statement containing ... information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors. All requests or invitations for tenders . . . shall be filed as part of such statement and shall contain such of the information contained in such statement as the Commission may by rules and regulations prescribe.

These rules and regulations are set forth in Regulation 14D promulgated by the SEC under the Act.

      77.   Section 14(e) of the Exchange Act makes it unlawful


            for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer ....

      78. On February 17, 1998, Computer Associates distributed its tender offer materials to the CSC stockholders and filed its Schedule 14D-1 statement with the SEC. Given CSC's actions to oppose and defeat Computer Associates' acquisition proposal, CSC will mount a section 14(e) challenge to the legality of Computer Associates' Schedule 14D-1 filing.

      79. Accordingly, Computer Associates seeks a declaration that its Schedule 14D-1 complies with applicable federal law and is not subject to attack by the CSC Board under section 14(e) of the Exchange Act.

                  WHEREFORE, Computer Associates seeks judgment

      (a) Declaring that the Amendments are unauthorized, illegal and of no force and effect;

                (b) Declaring that the amendments to Article VIII, Section 1, which purport to require concurrence of 90% of the shareholders to adopt, amend or repeal a bylaw, are unauthorized, illegal and of no further force and effect;

                (c) Declaring that the amendments to Article III, Section 2, which purport to require concurrence of 90% of the shareholders to remove directors, are unauthorized, illegal and of no further force and effect;

                (d) Declaring that a majority of the shareholders may, by vote or written consent, repeal or amend any Bylaws adopted by the Board after February 1, 1998;

                (e) Enjoining CSC from amending the Bylaws to impede in any way the effective exercise of the stockholder franchise or to impede the Offer, including without limitation amendments that impair the CSC shareholders' existing rights to amend the bylaws and to call a special shareholders meeting;

                (f) Enjoining CSC from refusing to redeem CSC's "poison pill" or refusing to make the provisions of the Nevada Business Combination Statute inapplicable to the Tender Offer by declining to approve the Tender Offer,

                (g) Declaring that Article VIII, Section 1 of the Bylaws permits a vote or consent of a majority of the outstanding voting shares of CSC to amend the Bylaws;

                (h) Declaring that Article II, Section 7 and Article III,
            Section 2 of the Bylaws permit Computer Associates, with the vote of two-thirds of the outstanding voting shares of CSC, to remove a sufficient number of directors to designate a majority of the Board;

                  (i) Declaring that Computer Associates' proposal to determine the directors to be removed complies with Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes;

                  (j) Declaring that Article III, Section 2 of the Bylaws and
            Section 78.335 of the Nevada Revised Statutes permit a majority of CSC shareholders to fill vacancies of removed directors or additional seats on the board by written consent;

                  (k) Declaring that Nevada Revised Statutes Section 78.350 does not allow CSC to set the record date for determining shareholders entitled to give written consents and agent solicitations;

                  (l) Declaring that, under its Bylaws, the CSC annual meeting must occur on August 10, 1998;

                  (m) Enjoining CSC and the director defendants from
            communicating with CSC shareholders in any way until a proper
            Schedule 14D-9 is filed with the SEC;

                  (o) Declaring that Computer Associates' Schedule 14D-1
            complies with applicable federal law;

                  (p) Awarding Computer Associates its costs Of suit, including reasonable attorneys' fees; and

                  (q) Granting Computer Associates such other and further relief as the Court may deem just and proper.

DATED:       February 23, 1998
                                         SCHRECK MORRIS


                                         BY /s/ STEVE MORRIS
                                           -------------------------------------
                                         STEVE MORRIS
                                         1200 Bank of America Plaza
                                         300 South Fourth Street
                                         Las Vegas, Nevada 89101
                                         (702) 382-2101

                                         -and-

                                         HOWARD, DARBY & LEVIN
                                         C. William PHILLIPS
                                         1330 Avenue of the Americas
                                         New York, New York 10019
                                         (212) 841-1000

                                         Attorneys for Plaintiff
                                         Computer Associates International, Inc.

                             CERTIFICATE OF SERVICE

      Pursuant to Fed.R.Civ.P. 5(b), I certify that I am an employee of SCHRECK MORRIS, and that on this day I deposited for overnight delivery via Federal Express and by Hand Delivery at Las Vegas, Nevada, a true copy of the following enclosed which postage was prepaid for overnight delivery: SUPPLEMENTAL AND AMENDED COMPLAINT

WAYNE W. SMITH                                    VIA FEDERAL EXPRESS
JOSEPH P. BUSCH, III
THOMAS S. JONES
ELIZABETH A. WARKE
GIBSON, DUNN & CRUTCHER, LLP
4 Park Plaza, Suite 1400
Irvine, CA 92614-8557
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

DAVID A. BATTAGLIA                                VIA FEDERAL EXPRESS
MICHELLE H. TREMAIN
ROBYN C. CROWTHER
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, CA 80071-3197
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP.

C. STANLEY HUNTERTON                              HAND DELIVERY
TERRY JOHN CARE
HUNTERTON & ASSOCIATES
300 S. Fourth St., Ste. 1110
Las Vegas, NV 89101
ATTORNEYS FOR DEFENDANT,
COMPUTER SCIENCES CORP




            DATED this 23rd day of February, 1998.

                                By: /s/ Dana K. Provost
                                   --------------------------------------------
                                       An Employee of Schreck Morrris

                                   EXHIBIT 1

                            [COMPUTER SCIENCE LOGO]


                     Letter To Computer Sciences Corporation

                Computer Associates Extends Offer To Acquire CSC


--------------------------------------------------------------------------------

Computer Associates International Inc. ("CA") extended an offer to acquire Computer Sciences Corporation ("CSC") on February 10th, 1998. Below is a letter from Mr. Sanjay Kumar, President and Chief Operating Officer, CA, to Mr. Van Honeycutt, Chairman and CEO, CSC.

See Also:
[ ]  Press Release: CA Makes Offer To Acquire CSC

--------------------------------------------------------------------------------

                                                               February 10, 1998

Mr. Van B. Honeycutt
Chairman and CEO
Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, CA 90245

Dear Van,

Charles and I appreciate the significant time you have invested over the last few months in the discussions that we have had regarding the combination of Computer Associates International, Inc. ("CA") and Computer Sciences Corporation ("CSC"). However, we are disappointed that CA and CSC have not been able to come to a final resolution.

Consequently, we are writing to offer to acquire CSC in a merger transaction in which your stockholders would receive $108 in cash for each share of CSC common stock. We believe our offer presents an extremely attractive opportunity for your stockholders, at a price which represents a premium of nearly 35% over the closing price of CSC's common stock on the day we commenced our discussions in mid-December. At that time, CSC's stock was trading close to its all-time high.

The CA Board of Directors has unanimously approved this offer. Further, as I have previously informed you, CA has obtained the necessary financing commitments to consummate this transaction without delay. As we agreed, the combination of CA and CSC would create a world-class information technology solutions provider with unparalleled depth in both software and services. The combination of CA's strength in software and CSC's services capabilities, together with our collective personnel, would create the perfect model for the next generation of information technology solutions provider that will lead our industry into the next millenium.

As we discussed at our meeting on February 5, and as confirmed by my letter of February 6:

          o We are in agreement on the need and manner of retaining key managers and employees. We would supply key managers and employees with employment agreements that will provide them with a strong incentive to remain with the combined company.

          o We are in agreement on providing stock option grants to key managers and employees. This will allow them to participate in the success of the combined company, and will further ensure continuity with respect to the combined company's commitment to our mutual clients.

          o We are in agreement that the CSC organization within the combined company will be on equal footing to CA's existing product organization. CA is committed to making sure that all of the members of the CSC organization are welcomed into the combined company with open arms.

          o We do not expect the combined company to need to reduce any headcount to achieve the synergies that a transaction of this size demands. Consequently, as in our last major acquisition of Cheyenne Software, we anticipate that all of the valuable CSC employees will be offered positions with the combined company.

          o Beyond the absolute level of staffing, we expect to maintain the current structure of CSC's organization with little change. As we discussed, it would make sense for the CA part of the combined company to take over CSC's product development efforts and for CSC, in turn, to take over CA's service commitments and efforts. The inherent synergies in this process will allow both the CA and CSC parts of the combined company to do what they do best.

          o We expect to staff new projects with both outside hiring and some redeployment of existing CA staff. This will allow the combined company to aggressively seek new services opportunities.

As we have previously discussed, we have conducted an extensive analysis of CSC based on publicly available information. We believe that CA and CSC may be able to bridge some of our differences with respect to valuation if CA is given the opportunity to conduct limited due diligence on CSC's business and operations. With CSC's cooperation, our due diligence review can be accomplished within a week.

Our offer is subject to the execution of a mutually satisfactory merger agreement containing customary terms and conditions. We believe that such an agreement can be negotiated while we are conducting our due diligence review of CSC. Our counsel has advised us that an acquisition of CSC by CA should not encounter regulatory delays.

We look forward to meeting with you to discuss our offer. We are hopeful your Board will conclude that your stockholders should not be denied the opportunity to consider our offer. We at CA are determined to take every appropriate action to pursue this transaction. In view of the importance of this matter, time is of the essence, and we await your prompt response.



                                       Sincerely,


                                       /s/ Sanjay Kumar

                                       Sanjay Kumar
                                       President and Chief Operating Officer



--------------------------------------------------------------------------------

                            Back to the press release

                                       ###

                                   EXHIBIT 2

           OPEN LETTER TO ALL COMPUTER SCIENCES CORPORATION EMPLOYEES

           -----------------------------------------------------------

                                                     February 11, 1998

     To All CSC Employees,

     As you may have already heard, Computer Associates announced this morning its offer to acquire Computer Sciences Corporation in a merger transaction.

     We wanted to take a moment today to reassure you as to CA's intentions. We are well aware of the value of each and every CSC employee and will offer every employee a position in the combined company. Therefore, we will not have any layoffs as a result of a possible merger. In fact, we believe that CA is the best place to work for any IT professional--we were voted one of the "Best Places To Work" three years in a row by ComputerWorld and were recently named one of the 100 Best Companies in America for Working Mothers in 1997 by Working Mother magazine.

     It is our hope that this transaction will be concluded successfully and quickly, as we are anxious to welcome all CSC employees to the combined company.

     We would also like to take this opportunity to emphasize what we consider the truly exciting part about this announcement--the incredible potential that this merger holds for the clients, employees, and shareholders of CA and CSC. This is a great opportunity for both our organizations. A combined CA/CSC would radically change the services landscape by creating a truly unique entity in the IT marketplace today--the only vendor capable of offering platform-neutral products and services in an integrated, end-to-end fashion.

     CSC's expertise in the areas of management consulting, systems integration, and outsourcing make it a natural and complementary fit for an organization like CA, which has never really been in the services business but increasingly finds that it needs to be. Conversely, CA's years of experience in software development will add great value to CSC's product business.

     We remain convinced that this is a great deal for both companies, and we truly believe that the combination of CA and CSC would create a world-class IT solutions provider with unparalleled depth in both software and services.

     We look forward to having the opportunity to welcome each of you to the CA family.

     Very truly yours,

     /s/ Charles B. Wang                   /s/ Sanjay Kumar

     Charles B. Wang                       Sanjay Kumar
     Chairman and Chief Executive Officer  President and Chief Operating Officer



        -----------------------------------------------------------

                          Latest CSC Offer Information

                                    EXHIBIT 3

                                     BYLAWS

                                       OF

                          COMPUTER SCIENCES CORPORATION















                             As amended November 3, 1997

                                     BYLAWS
                                       OF
                          COMPUTER SCIENCES CORPORATION


                                    ARTICLE I

                                     OFFICES

        Section 1. Principal Office.

        The principal office of the corporation in the State of Nevada shall be in the City of Reno, County of Washoe.

        Section 2. Other Offices.

        The corporation may also have offices in such other places, both within and without the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

        Section 1. Place of Annual Meetings.

        Annual meetings of the stockholders shall be held at the office of the corporation in the City of El Segundo, State of California or at such other place, within or without the State of California, as shall be designated by the Board of Directors.

        Section 2. Date of Annual Meetings; Election of Directors.

        Annual meetings of the stockholders shall be held on the second Monday in August, if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m., or at such other time and date as the Board of Directors shall determine. At such annual meeting, the stockholders of the corporation shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

        Section 3. Special Meetings.

        Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the Chairman of the Board, the Board of Directors, or by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purposes of the proposed meeting and shall be directed to the Chairman of the Board, the president, the vice president, or the secretary by anyone entitled to call a special meeting of stockholders.

        Section 4. Notices of Meetings.

        Notices of meetings of the stockholders shall be in writing and signed by the president, a vice president, the secretary, an assistant secretary, or by such other person or persons as the directors shall designate. Such notice shall state the purpose or purposes for which the meeting is called and the time when, and the place where, it is to be held. A copy of such notice shall be either delivered personally or shall be mailed, postage prepaid, to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before such meeting. If mailed, it shall be directed to the stockholder at his address as it appears upon the records of the corporation and upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date upon which such notice is deposited in the mail for transmission to such stockholder. If no such address appears on the books of the corporation and a stockholder has given no address for the purpose of notice, then notice shall be deemed to have been given to such stockholder if it is published at least once in a newspaper of general circulation in the county in which the principal executive office of the corporation is located. An affidavit of the mailing or publication of any such notice shall be prima facie evidence of the giving of such notice.

        Personal delivery of any such notice to any officer of a corporation or association, or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership. If any notice addressed to the stockholder at the address of such stockholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that it is unable to deliver the notice to the stockholder at such address, all future notices shall be deemed to have been duly given to such stockholder, without further mailing, if the same shall be available for the stockholder upon written demand of the stockholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice to all other stockholders.

        Section 5. Quorum.

        The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the statutes of Nevada or by the Articles of Incorporation. Regardless of whether or not a quorum is present or represented at any annual or special meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present in person or represented by proxy, provided that when any stockholders' meeting is adjourned for more than forty-five (45) days, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed.

        Section 6. Vote Required.

        When a quorum is present or represented at any meeting, the holders of a majority of the stock present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes of Nevada or of the Articles of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        Section 7. Cumulative Voting.

        Except as otherwise provided in the Articles of Incorporation, every stockholder of record of the corporation shall be entitled at each meeting of the stockholders to one vote for each share of stock standing in his name on the books of the corporation. At all elections of directors of this corporation, each holder of shares of capital stock possessing voting power shall be entitled to as many votes as shall equal the number of his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he may see fit. The stockholders of this corporation and any proxyholders for such stockholders are entitled to exercise the right to cumulative voting at any meeting held for the election of directors if: (a) not less than forty-eight (48) hours before the time fixed for holding such meeting, if notice of the meeting has been given at least ten (10) days prior to the date of the meeting, and otherwise not less than twenty-four (24) hours before such time, a stockholder of this corporation has given notice in writing to the president or secretary of the corporation that he desires that the voting at such election of directors shall be cumulative; and (b) at such meeting, prior to the commencement of voting for the election of directors, an announcement of the giving of such notice has been made by the chairman or the secretary of the meeting or by or on behalf of the stockholder giving such notice. Notice to stockholders of the requirements of the preceding sentence shall be contained in the notice calling such meeting or in the proxy material accompanying such notice.

        Section 8. Conduct of Meetings.

        Subject to the requirements of the statutes of Nevada, and the express provisions of the Articles of Incorporation and these Bylaws, all annual and special meetings of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine and, as to matters not governed by such rules and procedures, as the chairman of such meeting shall determine. The chairman of any annual or special meeting of stockholders shall be designated by the Board of Directors and, in the absence of any such designation, shall be the president of the corporation.

        Section 9. Proxies.

        At any meeting of the stockholders, any stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. In the event that such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until (i) an instrument revoking it or duly executed proxy bearing a later date is filed with the secretary of the corporation or, (ii) the person executing the proxy attends such meeting and votes the shares subject to the proxy, or (iii) written notice of the death or incapacity of the maker of such proxy is received by the corporation before the vote pursuant thereto is counted.

        Section 10. Action by Written Consent.

        Any action, except election of directors, which may be taken by a vote of the stockholders at a meeting, may be taken without a meeting and without notice if authorized by the written consent of stockholders holding at least three-fourths of the voting power.

        Section 11. Inspectors of Election.

        In advance of any meeting of stockholders, the Board of Directors may appoint inspectors of election to act at such meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, then, unless other persons are appointed by the Board of Directors prior to the meeting, the chairman of any such meeting may, and on the request of any stockholder or a stockholder proxy shall, appoint inspectors of election (or persons to replace those who fail to appear or refuse to act) at the meeting. The number of inspectors shall not exceed three.

        The duties of such inspectors shall include: (a) determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; (b) receiving votes, ballots or consents; (c) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (d) counting and tabulating all votes or consents and determining the result; and (e) taking such other action as may be proper to conduct the election or vote with fairness to all stockholders. In the determination of the validity and effect of proxies, the dates contained on the forms of proxy shall presumptively determine the order of execution of the proxies, regardless of the postmark dates on the envelopes in which they are mailed. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

                                   ARTICLE III

                                    DIRECTORS

        Section 1. Number of Directors.

        The exact number of directors which shall constitute the whole Board shall be nine (9), all of whom shall be at least 18 years of age. The authorized number of directors may from time to time be increased to not more than fifteen
(15) or decreased to not less than three (3) by resolution of the directors of the corporation amending this section of the Bylaws. The directors shall be elected at the annual meeting of the stockholders, but if for any reason the directors are not elected at the annual meeting of the stockholders, they may be elected at any special meeting of the stockholders which is called and held for that purpose. Except as provided in Section 2 of this Article III, each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

        Section 2. Vacancies.

        Vacancies, including those caused by (i) the death, removal, or resignation of directors, (ii) the failure of stockholders to elect directors at any annual meeting, and (iii) an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum. When one or more directors shall give notice of his or their resignation to the Board, effective at a future date, the acceptance of such resignation shall not be necessary to make it effective. The Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations shall become effective, each director so appointed to hold office during the remainder of the term of office of the resigning director or directors. The Board of Directors may remove any director for cause. Any director may be removed from office by the vote or written consent of stockholders of the corporation representing not less than two-thirds (2/3) of its issued and outstanding capital stock entitled to voting power. The provisions in the preceding sentence notwithstanding, no director of this corporation shall be removed from office under the provisions of this section except upon the vote or written consent of stockholders owning sufficient shares to have prevented his election to office in the first instance.

        Section 3. Authority.

        The business of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

        Section 4. Meetings.

        The Board of Directors of the corporation may hold meetings, both regular and special, at such place, either within or without the State of Nevada, which has been designated by resolution of the Board of Directors. In the absence of such designation, meetings shall be held at the office of the corporation in the City of El Segundo, State of California.

        Section 5. First Meeting.

        The first meeting of the newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders and no notice of such meeting to the newly elected directors shall be necessary in order legally to constitute a meeting, provided a quorum shall be present.

        Section 6. Regular Meetings.

        Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

        Section 7. Special Meetings.

        Special meetings of the Board of Directors may be called by the Chairman of the Board, or the president and shall be called by the president or secretary at the written request of two directors. Notice of the time and place of special meetings shall be given within 30 days to each director (a) personally or by telephone or telegraph, in each case at least three (3) days prior to the holding of the meeting, or (b) by mail, charges prepaid, addressed to him at his address as it is shown upon the records of the corporation or, if it is not so shown on such records and is not readily ascertainable, at the place at which the meetings of the directors are regularly held, at least three (3) days prior to the holding of the meeting. Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient. Any notice, waiver of notice or consent to holding a meeting shall state the time, date and place of the meeting but need not specify the purpose of the meeting.

        Section 8. Quorum.

        Presence in person of a majority of the Board of Directors, at a meeting duly assembled, shall be necessary to constitute a quorum for the transaction of business and the act of a majority of the directors present and voting at any meeting, at which a quorum is then present, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the statutes of Nevada or by the Articles of Incorporation. A meeting at which a quorum is initially present shall not continue to transact business in the absence of a quorum.

        Section 9. Action by Written Consent.

        Unless otherwise restricted by the Articles of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board. Such written consent shall be filed with the minutes of proceedings of the Board of Directors.

        Section 10. Telephonic Meetings.

        Unless otherwise restricted by the Articles of Incorporation or these Bylaws, members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of a conference telephone network or a similar communications method by which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to the preceding sentence constitutes presence in person at such meeting.

        Section 11. Adjournment.

        A majority of the directors present at any meeting, whether or not a quorum is present, may adjourn any directors' meeting to another time, date and place. If any meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time, date and place shall be given, prior to the time of the adjourned meeting, to the directors who were not present at the time of adjournment. If any meeting is adjourned for less than twenty-four (24) hours, notice of any adjournment shall be given to absent directors, prior to the time of the adjourned meeting, unless the time, date and place is fixed at the meeting adjourned.

        Section 12. Committees.

        The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees of the Board of Directors. Such committee or committees shall have such name or names, shall have such duties and shall exercise such powers as may be determined from time to time by the Board of Directors.

        Section 13. Committee Minutes.

        The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors.

        Section 14. Compensation of Directors.

        The directors shall receive such compensation for their services as directors, and such additional compensation for their services as members of any committees of the Board of Directors, as may be authorized by the Board of Directors.

        Section 15. Mandatory Retirement of Directors.

        Notwithstanding anything to the contrary in these Bylaws, a director shall not serve beyond, and shall automatically retire at, the close of the first meeting of the Board of Directors held during the month in which such director shall become age 70; provided, however, that any person who was a director on December 6, 1996 and who was age 65 or older on such date may serve until, but shall automatically retire at, the close of the first meeting of the Board of Directors held during the month in which such director shall become age
72. If no meeting of the Board of Directors is held during such month, the director shall automatically retire as of the last day of such month.


                                   ARTICLE IV

                                    OFFICERS

        Section 1. Principal Officers.

        The officers of the corporation shall be elected by the Board of Directors and shall be a president, a secretary and a treasurer. A resident agent for the corporation in the State of Nevada shall be designated by the Board of Directors. Any person may hold two or more offices.

        Section 2. Other Officers.

        The Board of Directors may also elect one or more vice presidents, assistant secretaries and assistant treasurers, and such other officers and agents, as it shall deem necessary.

        Section 3. Qualification and Removal.

        The officers of the corporation mentioned in Section 1 of this Article IV shall hold office until their successors are elected and qualify. Any such officer and any other officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.

        Section 4. Resignation.

        Any officer may resign at any time by giving written notice to the corporation, without prejudice, however, to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 5. Powers and Duties; Execution of Contracts.

        Officers of this corporation shall have such powers and duties as may be determined by the Board of Directors. Unless otherwise specified by the Board of Directors, the president shall be the chief executive officer of the corporation. Contracts and other instruments in the normal course of business may be executed on behalf of the corporation by the president or any vice president of the corporation, or any other person authorized by resolution of the Board of Directors.


                                    ARTICLE V

                             STOCK AND STOCKHOLDERS

        Section 1. Issuance.

        Every stockholder shall be issued a certificate representing the number of shares owned by him in the corporation. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the certificate shall contain a statement setting forth the office or agency of the corporation from which stockholders may obtain a copy of a statement or summary of the designations, preferences and relative or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights. The corporation shall furnish to its stockholders, upon request and without charge, a copy of such statement or summary.

        Section 2. Facsimile Signatures.

        Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, then a facsimile of the signatures of the officers of the corporation may be printed or lithographed upon such certificate in lieu of the actual signatures.

In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, before such certificates shall have been delivered by the corporation, such certificates may nevertheless be issued as though the person or persons who signed such certificates, had not ceased to be an officer of the corporation.

        Section 3. Lost Certificates.

        The Board of Directors may direct a new stock certificate to be issued in place of any certificate alleged to have been lost or destroyed, and may require the making of an affidavit of that fact by the person claiming the stock certificate to be lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent, require the owner of the lost or destroyed certificate to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

        Section 4. Transfer of Stock.

        Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed for transfer, it shall be the duty of the corporation to issue a new certificate, cancel the old certificate and record the transaction upon its books.

        Section 5. Record Date.

        The directors may fix a date not more than sixty (60) days prior to the holding of any meeting as the date as of which stockholders entitled to notice of and to vote at such meeting shall be determined; and only stockholders of record on such day shall be entitled to notice or to vote at such meeting. If no record date is fixed by the Board of Directors (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the sixtieth (60th) day preceding the day on which the meeting is held; (b) the record date for determining stockholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given; and (c) the record date for determining stockholders for any other purpose shall be the day on which the Board of Directors adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such action, whichever is later. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, but the Board of Directors shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

        Section 6. Registered Stock.

        The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the statutes of Nevada.



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

        Section 7. Dividends.

        In the event a dividend is declared, the stock transfer books will not be closed but a record date will be fixed by the Board of Directors and only shareholders of record on that date shall be entitled to the dividend.


                                   ARTICLE VI

                                 INDEMNIFICATION

        Section 1. Indemnity of Directors, Officers and Agents.

        The corporation shall indemnify any director or officer and may, as authorized by the Board of Directors, indemnify any other employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        Section 2. Derivative Actions.

        The corporation shall indemnify any director or officer and may, as authorized by the Board of Directors, indemnify any other employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 3. Successful Defense.

        To the extent that a director or officer and, as authorized by the Board of Directors, any other employee or agent of the corporation has been successful on the merits or otherwise in defense of any action or proceeding mentioned in this Article VI or in defense of any claim issue or matter therein, he shall be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

        Section 4. Determination of Entitlement to Indemnity.

        Any indemnification under this Article VI, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article VI. Such determination shall be made (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit or proceeding;
(c) if such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or (d) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

        Section 5. Advancement of Expenses.

        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this section.

        Section 6. Persons Entitled to Indemnity.

        The indemnification provided by this Article VI: (a) does not exclude any rights to which a person seeking indemnification may be entitled under any statute of the State of Nevada, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; and (b) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 7. Purchase of Insurance.

        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.


                                   ARTICLE VII

                               GENERAL PROVISIONS

        Section 1. Exercise of Rights.

        All rights incident to any and all shares of another corporation or corporations standing in the name of this corporation may be exercised by such officer, agent or proxyholder as the Board of Directors may designate. In the absence of such designation, such rights may be exercised by the Chairman of the Board or the president of this corporation, or by any other person authorized to do so by the Chairman of the Board or the president of this corporation. Except as provided below, shares of this corporation owned by any subsidiary of this corporation shall not be entitled to vote on any matter. Shares of this corporation held by this corporation in a fiduciary capacity and shares of this corporation held in a fiduciary capacity by any subsidiary of this corporation, shall not be entitled to vote on any matter, except to the extent that the settler or beneficial owner possesses and exercises a right to vote or to give this corporation or such subsidiary binding instructions as to how to vote such shares.

        Solely for purposes of Section 1 of this Article VII, a "subsidiary" of this corporation shall mean a corporation, shares of which possessing more than fifty percent (50%) of the power to vote for the election of directors at the time determination of such voting power is made, are owned directly, or indirectly through one or more subsidiaries, by this corporation.

        Section 2. Interpretation.

        Unless the context of a Section of these Bylaws otherwise requires, the terms used in these Bylaws shall have the meanings provided in, and these Bylaws shall be construed in accordance with the Nevada statutes relating to private corporations, as found in Chapter 78 of the Nevada Revised Statutes or any subsequent statute.


                                  ARTICLE VIII

                                   AMENDMENTS

        Section 1. Stockholder Amendments.

        Bylaws may be adopted, amended or repealed by the affirmative vote or written consent of a majority of the outstanding voting shares of this corporation, except as otherwise provided by the statutes of Nevada, the Articles of Incorporation or elsewhere in these Bylaws.

        Section 2. Amendments by Board of Directors.

        Subject to the right of stockholders as provided in Section 1 of this
Article VIII, Bylaws may be adopted, amended or repealed by the Board of Directors.



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